                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                                             ) Chapter 11
                                                   )
                                                   ) Case No. 03-10945 (MFW)
FLEMING COMPANIES, INC., et al.,(1)                ) (Jointly Administered)
                                                   )
                 Debtors.                          ) Related to Docket No. 8268

                 ORDER CONFIRMING THE THIRD AMENDED AND REVISED
             JOINT PLAN OF REORGANIZATION OF FLEMING COMPANIES, INC.
                        AND ITS FILING SUBSIDIARIES UNDER
                 CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

            The above-captioned debtors and debtors-in-possession (collectively, the "Debtors")(2) having filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") on April 1, 2003 (the "Petition Date"); and

            The Debtors having filed the Third Amended Disclosure Statement in Support of the Debtors' and Official Committee of Unsecured Creditors' Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and Its Filing Subsidiaries under Chapter 11 of the United States Bankruptcy Code on May 11, 2004, which was approved by the Court,

---------------
(1) The Debtors are the following entities: Core-Mark International, Inc.; Fleming Companies, Inc.; ABCO Food Group, Inc.; ABCO Markets, Inc.; ABCO Realty Corp.; ASI Office Automation, Inc.; C/M Products, Inc.; Core-Mark Interrelated Companies, Inc.; Core-Mark Mid-Continent, Inc.; Dunigan Fuels, Inc.; Favar Concepts, Ltd.; Fleming Foods Management Co., L.L.C., Fleming Foods of Texas, L.P.; Fleming International, Ltd.; Fleming Retail Holdings, Inc., f/ka/ Rainbow Foods, Inc.; Fleming Supermarkets of Florida, Inc.; Fleming Transportation Service, Inc.; Food 4 Less Beverage Company, Inc.; Fuelserv, Inc.; General Acceptance Corporation; Head Distributing Company; Marquise Ventures Company, Inc.; Minter-Weisman Co.; Piggly Wiggly Company; Progressive Realty, Inc.; Retail Investments, Inc.; Retail Supermarkets, Inc.; RFS Marketing Services, Inc.; and Richmar Foods, Inc.

(2) Capitalized terms not defined herein shall have those meanings ascribed to them in the Plan (as defined below). The rules of interpretation set forth in Article I.A of the Plan shall apply to this Order (the "Confirmation Order"). If there is any direct conflict between the terms of the Plan, the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

subject to certain modifications, as containing "adequate information" as defined by section 1125 of the Bankruptcy Code pursuant to that Order dated May 25, 2004. [D.I. 8269];

            The Debtors having filed on May 28, 2004, the Third Amended and Revised Disclosure Statement in Support of the Debtors' and Official Committee of Unsecured Creditors' Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and Its Filing Subsidiaries under Chapter 11 of the United States Bankruptcy Code, which included all modifications ordered by the Court at the May 25, 2004 hearing (as so amended, the "Disclosure Statement"); and

            The Debtors having filed on May 28, 2004, the Debtors' and Official Committee of Unsecured Creditors' Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and Its Filing Subsidiaries under Chapter 11 of the United States Bankruptcy Code, reflecting those changes ordered by the Court at the May 25, 2004 hearing (as so amended and as further amended hereby, and including the Plan Supplement, the "Plan"); and

            The Debtors having filed on June 15, 2004, pursuant to the Plan, the Management Incentive Plan term sheet, the Assumption Schedule and the Benefits Schedule; and

            The Debtors having filed on July 16, 2004, pursuant to the Plan, the Plan Supplement; and

            This Court having set July 26, 2004 at 9:30 a.m. Eastern Time as the date and time for a hearing pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 1126, 1128 and 1129 of the Bankruptcy Code to consider the Confirmation of the Plan (the "Confirmation Hearing"); and

            This Court having reviewed the Plan and the Disclosure Statement;
and

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            This Court having heard the statements of counsel in respect of the
Confirmation; and

            This Court having considered all testimony, documents and affidavits regarding the Confirmation; and

            After due deliberation thereon, discussions made on the record at the Confirmation Hearing and good cause appearing therefor, this Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:(3)

                                        I

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

JURISDICTION AND VENUE

            a) On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2). This Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. Section 1334; and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

MODIFICATIONS TO THE PLAN

            b) The Plan, as modified and confirmed hereby, does not adversely change the treatment of the Claim of any creditor or interest holder of a Claim or Equity Interest as

-------------------
(3) This Confirmation Order constitutes this Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

compared to the treatment proposed in the version of the plan attached to the Disclosure Statement. Therefore, under Bankruptcy Rule 3019, creditors who voted to accept that version of the plan are deemed to accept the Plan. A copy of the Plan, with the final revisions as outlined herein, is attached hereto as Exhibit A.

SOLICITATION ORDER

            c) On May 25, 2004, the Court entered the Order (A) Scheduling a Hearing to Confirm Third Amended and Revised Joint Plan of Reorganization; (B) Establishing a Voting Deadline and Deadline for Objecting to the Plan; (C) Approving Form of Ballots and Master Ballots; and (D) Approving Solicitation Procedures and Form and Manner of Notices (the "Solicitation Order"). [D.I. 8224]

PUBLICATION OF CONFIRMATION HEARING NOTICE

            d) As evidenced in the Notice of Filing Affidavits of Publication Regarding Notice of Entry of Order (I) Setting Hearing to Confirm Plan of Reorganization and (II) Related Important Dates filed with the Court, the Debtors published the Confirmation Hearing Notice in USA Today, The Wall Street Journal, The New York Times, The Globe and Mail, USA Today - Global Edition and The International Herald Tribune between June 11, 2004 through June 15, 2004. [D.I. 8613]

TRANSMITTAL AND MAILING OF MATERIALS; NOTICE

            e) As evidenced by the Declaration of Solicitation Agent regarding solicitation, due, adequate and sufficient notice of the Disclosure Statement, the Plan and of the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan has been given to (a) all known Holders of Claims and Equity Interests; (b) all parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all parties to unexpired leases and executory contracts with any of the Debtors, and (d) all taxing authorities listed on the Schedules or in the Debtors' claims database, in accordance with the procedures set forth in the Solicitation Order, in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b) and the Solicitation Order, and such transmittal, and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing, as continued from time-to-time, and other bar dates and hearings described in the Solicitation Order was given in compliance with the Bankruptcy Rules and Solicitation Order, and no other or further notice is or shall be required.

SOLICITATION

            f) Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

            g) The Debtors and the Committee (collectively, the "Co-Proponents"), the OCRC, and their respective members, ex officio members, directors, officers, agents, affiliates, representatives, attorneys and advisors, as applicable, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in
Article XII of the Plan.

VOTING REPORT

            h) On July 9, 2004, the Debtors filed with the Court a report certifying the method and results of the Ballot tabulation for each of the voting Classes to accept or reject the Plan (the "Voting Report"). [D.I. 8756]

            i) All procedures used to distribute solicitation materials to the applicable Holders of Claims and Equity Interests and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Order, the Bankruptcy Code, the Bankruptcy Rules, the Local

Rules of the Bankruptcy Court for the District of Delaware, and all other applicable rules, laws and regulations.

            j) As evidenced by the Voting Report, pursuant to sections 1124 and 1126 of the Bankruptcy Code, all Impaired Classes entitled to vote on the Plan have accepted the Plan.

JUDICIAL NOTICE

            k) The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents referenced in this Order and on file with the Court, all orders entered, and all evidence (that was not subsequently withdrawn) and arguments made, proffered or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference and all items listed on Exhibit E (Confirmation Trial Exhibits) hereto are hereby admitted into evidence.

BURDEN OF PROOF

            l) The Co-Proponents have (a) met their burden of proving the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard in this Court and (b) satisfied the elements of section 1129(a) and (b) of the Bankruptcy Code by clear and convincing evidence.

COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE

            SECTION 1129(a)(1) - COMPLIANCE OF THE PLAN WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

            m) The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code,

Article III of the Plan designates Classes of Claims and Equity Interests, other than Administrative Claims and Priority Tax Claims.(4) As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class.

            n) Pursuant to section 1123(a)(2) and (3) of the Bankruptcy Code,
Article III of the Plan specifies all Claims that are not Impaired and specifies the treatment of all Claims and Equity Interests that are Impaired. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Equity Interest within a particular Class.

            o) Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan's implementation. The Debtors will have, immediately upon the Effective Date of the Plan, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article V and various other provisions of the Plan specifically provide adequate means for the Plan's implementation, including, without limitation: (a) the substantive consolidation of the Debtors; (b) the continuation of the corporate existence of certain Debtors and the vesting of assets in the Reorganized Debtors, the PCT, the RCT and Core-Mark Newco, as applicable; (c) the cancellation of the Old Notes, the Old Stock, and other Equity Interests; (d) the authorization and issuance or distribution of new securities and the execution of related documents; (e) the necessary information with respect to the corporate governance, directors, officers, PCT and RCT Representatives and Advisory Board members; and (f) authorization for all necessary

--------------
(4) Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not required to be designated.

corporate action of Core-Mark Newco and the Reorganized Debtors as well as the formation of the PCT and the RCT.

            SECTION 1129(a)(2) - COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

            p) The Co-Proponents have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019. In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code, and the Co-Proponents are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan was (i) pursuant to the Solicitation Order; (ii) in compliance with all applicable laws, rules and regulations governing the adequacy of disclosure in connection with such solicitation; and
(iii) solicited after disclosure to Holders of Claims or Interests of "adequate information" as defined in section 1125(a) of the Bankruptcy Code. Accordingly, the Co-Proponents, the OCRC and their respective members and ex officio members, directors, officers, employees, agents, affiliates and Professionals, as applicable, have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code.

            SECTION 1129(a)(3) - PROPOSAL OF PLAN IN GOOD FAITH

            q) The Co-Proponents have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. See Bankruptcy Rule 3020(b). The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources.

            SECTION 1129(a)(4) - BANKRUPTCY COURT APPROVAL OF CERTAIN PAYMENTS AS REASONABLE

            r) Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made by the Reorganized Debtors for services or for costs in connection with the Chapter 11 Cases or the Plan, including the fees incurred by the Old Notes Trustees to undertake their responsibilities under the Plan and the fees and expenses payable pursuant to the Exit Financing Facility and Tranche B Loan filed as part of the Plan Supplement, are approved.

            s) In addition, fees and expenses incurred by Professionals through the Confirmation Date shall be payable according to a Court Order.

            SECTION 1129(a)(5) - DISCLOSURE OF IDENTITY OF PROPOSED MANAGEMENT, COMPENSATION OF INSIDERS AND CONSISTENCY OF MANAGEMENT PROPOSALS WITH THE INTERESTS OF CREDITORS AND PUBLIC POLICY

            t) Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed the identity of the proposed directors and officers of the Reorganized Debtors and Core-Mark Newco, as well as the PCT and RCT Representatives and Advisory Board members following Confirmation of the Plan, and the identity and nature of compensation of insiders who will be employed or retained by the Reorganized Debtors or Core-Mark Newco.

            SECTION 1129(a)(6) - APPROVAL OF RATE CHANGES

            u) The Debtors' current businesses do not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation. Section 1129(a)(6) of the Bankruptcy Code is thus not applicable to these Chapter 11 Cases.

            SECTION 1129(a)(7) - BEST INTERESTS OF CREDITORS AND EQUITY INTEREST HOLDERS

            v) The liquidation analysis annexed to the Disclosure Statement as
Exhibit 4, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in the liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, are reasonable.

            w) With respect to each Impaired Class, each Holder of an Allowed Claim or Equity Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

            SECTION 1129(a)(8) - ACCEPTANCE OF THE PLAN BY EACH IMPAIRED CLASS

            x) As indicated in Articles III and IV of the Plan, the following Classes are Unimpaired and conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code:

       DESCRIPTION OF CLASS                               CLASS DESIGNATION
       --------------------                               -----------------
Other Priority Non-Tax Claims                                  1(A)

Pre-Petition Lenders' Secured Claims                           2

Other Secured Claims that are not Class 1(B) Claims            3(A)

PACA/PASA Claims                                               4

            y) As indicated in the Voting Report, every Impaired Class that was entitled to vote has voted to accept the Plan. The following Impaired Classes voted in favor of the Plan:

    DESCRIPTION OF CLASS                                   CLASS DESIGNATION
    --------------------                                   -----------------
Priority Property Tax Claims                                    1(B)

TLV Reclamation Claims                                          3(B)

DSD Trust Claims                                                3(C)

Non-TLV Reclamation Claims                                      5

General  Unsecured Claims that are not Convenience

Claims and Senior Subordinated Note Claims                      6(A)

Senior Subordinated Note Claims                                 6(B)

Convenience Claims                                              7

            z) Because the Plan provides that the Classes listed below will not receive any distribution or retain any property under the Plan, they are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code:

        CLASS OF CLAIMS                                 CLASS DESIGNATION
        ---------------                                 -----------------
Equity Interests                                                8

Intercompany Claims                                             9

Other Securities Claims and Interests                           10

            SECTION 1129(a)(9) - TREATMENT OF CLAIMS ENTITLED TO PRIORITY PURSUANT TO SECTION 507(a) OF THE BANKRUPTCY CODE

            aa) The treatment of Administrative, Priority Tax, and Other Priority Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

            SECTION 1129(a)(10) - ACCEPTANCE BY AT LEAST ONE IMPAIRED CLASS

            bb) As set forth in the Voting Report, each Impaired Class has voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

            SECTION 1129(a)(11) - FEASIBILITY OF THE PLAN

            cc) The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, or in affidavits or declarations filed in connection with, the Confirmation Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors the Reorganized Debtors or any other successor to the Debtors under the Plan.

Furthermore, the Reorganized Debtors will have adequate capital to meet their ongoing obligations.

            SECTION 1129(a)(12) - PAYMENT OF BANKRUPTCY FEES

            dd) In accordance with section 1129(a)(12) of the Bankruptcy Code,
Article XIV of the Plan provides for the payment of all fees payable under 28 U.S.C. Section 1930(a). The PCT has adequate means to pay all such fees.

            SECTION 1129(a)(13) - RETIREE BENEFITS

            ee) Article VIII.E of the Plan provides that none of the vested retiree benefits have been terminated or modified prior to the Effective Date and that all retiree benefit plans will be assumed by either the Reorganized Debtors or the PCT as of the Effective Date. Further, in accordance with section 1129(a)(13) of the Bankruptcy Code, all retiree benefits (as that term is described in section 1114 of the Bankruptcy Code) that were incurred prior to the Effective Date have either been paid by the Debtors or will be paid by the Reorganized Debtors or the PCT.

            SECTION 1129(b) - CONFIRMATION OF PLAN OVER NONACCEPTANCE OF IMPAIRED CLASS

            ff) Classes 8 (Equity Interests), 9 (Intercompany Claims), and 10 (Other Securities Claims and Interests) will receive no distribution and retain no property under the Plan and are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code (the "Deemed Rejecting Classes"). The Plan, however, satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the Deemed Rejecting Classes. To determine whether a plan is "fair and equitable" with respect to a class of unsecured claims or interests, sections 1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) of the Bankruptcy Code, respectively, require that the holder of any unsecured claim or interest that is junior to the unsecured claims or interests in such class will not receive or retain any property under the plan on account of such junior unsecured claim or interest." There are no unsecured claims or interests junior to any of the Deemed Rejecting Classes that will receive any distribution under the Plan. Therefore the Plan satisfies the requirements of section 1129(b).

PRINCIPAL PURPOSE OF THE PLAN IS NOT AVOIDANCE OF TAXES

            gg) The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. Section 77e), and no governmental entity has filed any objection asserting such avoidance.

OBJECTIONS TO CONFIRMATION OF THE PLAN

            hh) All objections to Confirmation have been withdrawn, settled, or resolved or are hereby overruled by the Court as outlined herein.

ISSUANCE AND DISTRIBUTION OF THE NEW SECURITIES

            ii) The Co-Proponents and their respective members, ex officio members, affiliates, agents, directors, officers, employees, advisors, and attorneys, as applicable, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the issuance and distribution of the New Common Stock under the Plan, and, therefore, are not liable, on account of such issuance or distribution, for violation of any applicable law, rule, or regulation governing such issuance or distribution made pursuant to the Plan and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in
Article XII of the Plan.

            jj) The New Common Stock, when issued and distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. The issuance of the New Common Stock is in exchange for Claims against the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. Accordingly, under section 1145 of the Bankruptcy Code, to the extent that the New Common Stock constitutes "securities" (a) the issuance and distribution of such stock is exempt from section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and any State or local law requiring registration for the offer or sale of securities, and (b) the New Common Stock will be freely tradeable by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an "underwriter" in section 2(a)(11) of the Securities Act, and compliance with rules and regulations of the Securities and Exchange Commission (the "SEC"), if any, applicable at the time of any future transfer of the New Common Stock.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            kk) On June 15, 2004, the Debtors filed the Assumption Schedule and served on all counterparties to contracts and leases that the Reorganized Debtors are assuming pursuant to the Plan a notice of assumption (each a "Notice"), which included a proposed cure amount, if any, for each such contract and lease. The Assumption Schedule and Notice gave such counterparties until July 2, 2004 to object to both the assumption and the proposed cure amount. All filed objections were subsequently withdrawn, settled, or resolved or are overruled as provided herein. A revised version of the Assumption Schedule is attached as Exhibit B.

RELEASES AND DISCHARGES

            ll) The releases and discharges of Claims and Causes of Action described in Article XII of the Plan and in this Order, including releases by the Debtors and by those Holders of Claims who affirmatively voted to accept the Plan, constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration, are in the best interest of all parties in interest, are fair, equitable, reasonable, and constitute integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan and this Order (i) is within the jurisdiction of the Court under 28 U.S.C. Sections 1334(a), 1334(B) and 1334(d); (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (iii) is an integral element of the settlements incorporated into the Plan; (iv) confers material benefit on, and is in the best interests of, the Debtors, their estates and their creditors; (v) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases; and (vi) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

PRESERVATION OF CAUSES OF ACTION

            mm) It is in the best interests of the Debtors' Estates and the Holders of Claims that all Causes of Action not expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order be retained by the Debtors before the Effective Date, and by the PCT or the RCT, as applicable, after the Effective Date, pursuant to Article VII of the Plan.

APPROVAL OF SETTLEMENTS AND COMPROMISES

            nn) Pursuant to Bankruptcy Rule 9019 and any applicable State law, and as consideration for the distributions and other benefits provided under the Plan, all settlements and compromises of Claims, Causes of Action and objections to Claims that are embodied in the Plan and this Order constitute good faith compromises and settlements of such Claims, Causes of Action and objections to Claims, which compromises and settlements are hereby approved as fair, equitable, reasonable, and appropriate in light of the relevant facts and circumstances underlying such compromise and settlement, and as being in the best interests of the Debtors, their Estates and the Holders of Claims.

SATISFACTION OF CONDITIONS TO CONFIRMATION

            oo) Each of the conditions precedent to the entry of this Confirmation Order, as set forth in Article XI.A of the Plan, has been satisfied or waived in accordance with the Plan.

SUBSTANTIVE CONSOLIDATION

            pp) The substantive consolidation of the Debtors' Estates for the purpose of implementing the Plan, as described in Article V.A of the Plan, will promote a more equitable distribution of the Debtors' assets under the Plan and is appropriate under section 105 of the Bankruptcy Code.

            qq) Among the factors supporting the substantive consolidation of the Debtors' Estates are the following: (1) Fleming Companies, Inc. ("Fleming") owned 100% of the capital stock, membership or partnership interest of the Filing Subsidiaries; (2) the Filing Subsidiaries jointly and severally guaranteed Fleming's notes and senior secured obligations; (3) the Debtors used a centralized cash management system in which all funds were upstreamed or downstreamed from Fleming; (4) the Debtors shared corporate officers and directors; (5) the Debtors issued consolidated audits and filed consolidated financial statements, and SEC filings; (6) the Debtors went to great lengths to promote themselves to creditors as a single entity; (7) prompt emergence from bankruptcy, which will not be possible absent a substantive consolidation, will result in the maximization of value and enhanced distributions to the vast majority of creditors; and (8) no creditor has objected to substantive consolidation.

LIKELIHOOD OF SATISFACTION OF CONDITIONS PRECEDENT TO CONSUMMATION

            rr) Each of the conditions precedent to the Effective Date, as set forth in Article XI.B of the Plan, is reasonably likely to be satisfied.

RETENTION OF JURISDICTION

            ss) The Court may properly retain jurisdiction over the matters set forth in Article XIII of the Plan.

BASED ON THE FOREGOING, IT IS HEREBY ORDERED:

                                       II
                                      ORDER

CONFIRMATION OF THE PLAN

            1. The Plan, and each of its provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan, any exhibits thereto, the Assumption Schedule and the Benefits Schedule are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the Plan, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan. Notwithstanding the foregoing, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All objections and responses to and statements and comments regarding the Plan, to the extent not already withdrawn, waived, or settled, and all reservations of rights included therein, shall be, and hereby are, overruled.

PLAN MODIFICATIONS

            2. All modifications or amendments to the Plan made since the solicitation, and as set forth in Exhibit A hereto, are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

PLAN CLASSIFICATION CONTROLLING

            3. The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by Holders of Claims in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors, the Reorganized Debtors, the PCT or the RCT.

EFFECTS OF CONFIRMATION

      EXISTING INJUNCTION AND STAYS REMAIN IN EFFECT UNTIL EFFECTIVE DATE

            4. The stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date. All injunctions or stays imposed during the Chapter 11 Cases or contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.

EXECUTORY CONTACTS AND UNEXPIRED LEASES

            5. The contracts or leases on the Assumption Schedule are deemed assumed as of the Effective Date. The cure amounts set forth on the Assumption Schedule shall be the amounts payable pursuant to section 365(b)(1)(B) of the Bankruptcy Code and such payment, if any, shall satisfy the requirement set forth in section 365(b)(1)(B) for cure of all defaults or adequate assurance of prompt compensation. The counter-parties to such Executory Contracts & Unexpired Leases as listed on Exhibit B shall not be entitled to any further or additional compensation other than as set forth on Exhibit B for alleged defaults arising before the assumption of their contracts or leases. All requirements of section 365(b) necessary for the Debtors to assume the contracts or leases on the Assumption Schedule have been met.

      EXEMPTION FROM REGISTRATION

            6. Pursuant to section 1145 of the Bankruptcy Code, the offer, issuance distribution and sale of the New Common Stock pursuant to the Plan and this Confirmation Order shall be exempt from the registration requirements of section 5 of the Securities Act and any State or local law requiring registration prior to such offer, issuance, distribution or sale. In addition, under section 1145 of the Bankruptcy Code, the New Common Stock will be freely tradeable by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an "underwriter" in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the SEC applicable at the time of any future transfer of such securities or instruments.

MATTERS RELATING TO IMPLEMENTATION OF THE PLAN

      IMMEDIATE EFFECTIVENESS; SUCCESSORS AND ASSIGNS

            7. Notwithstanding Bankruptcy Rules 3020(e), 6004(g), 6006(d) or 7062, this Confirmation Order shall be immediately effective. Upon the Effective Date, the terms of the Plan shall be effective and enforceable and binding upon the Debtors, the Reorganized Debtors, the PCT, the RCT, Core-Mark Newco and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are Impaired under the Plan or whether the Holders of such Claims or Equity Interests accepted or are deemed to have accepted the Plan), all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, each Person acquiring property under the Plan, and all non-Debtor parties to executory contracts and unexpired leases with the Debtors and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, of any of the foregoing.

      CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS

            8. The Reorganized Debtors shall continue to exist after the Effective Date as separate legal entities, each with all the powers of a corporation or partnership, as applicable, under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law; provided, however, that the Reorganized Debtors shall be restructured pursuant to Article V.E of the Plan. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates, and any property acquired by, the Reorganized Debtors or Core-Mark Newco under the Plan or otherwise shall vest in the applicable Reorganized Debtor, Core-Mark Newco, the PCT or the RCT, as applicable, free and clear of all Claims, liens, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors and Core-Mark Newco may operate their respective businesses, and the Reorganized Debtors, Core-Mark Newco, the PCT and the RCT may use, acquire or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.

      CANCELLATION OF OLD NOTES, OLD STOCK AND OTHER EQUITY INTERESTS

            9. On the Effective Date, except to the extent otherwise provided herein or in the Plan, all notes, instruments, certificates, and other documents evidencing (a) the Old Notes, (b) the Old Stock and (c) the Other Securities Claims and Interests shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided herein or in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder, except for the obligation to indemnify the Old Notes Trustees, shall be discharged; provided that the Indentures shall continue in effect solely for the purposes of (y) allowing the Old Notes Trustees, or agents or servicers acting on their behalf, to make the distributions on account of the Old Notes under the Plan and to perform such other necessary administrative functions with respect thereto and (z) permitting the Old Notes Trustees, agents or servicers to maintain any rights or liens they may have for fees, costs and expenses under the relevant Indenture or other agreement. The Claims of the Holders of Old Notes shall be Allowed as follows:
(i) claim number 11995 shall be allowed in full as a Class 6(B) unsecured claim in the amount of $150,380,164.00; (ii) claim number 10771 shall be allowed in full as a Class 6(B) unsecured claim in the amount of $407,673,611.00; (iii) claim number 11994 shall be allowed in full as a Class 6(B) unsecured claim in the amount of $270,840,556.00; and (iv) claim number 10750 shall be allowed in full as a Class 6(A) unsecured claim in the amount of $578,419,097.22. Holders of the Old Notes are hereby notified that the Effective Date shall be the last date on which changes to the Old Notes' transfer register will be accepted (the "Distribution Notification Date").

      ISSUANCE OF NEW SECURITIES AND EXECUTION OF RELATED DOCUMENTS

            10. On or as soon as practicable after the Effective Date, Core-Mark Newco shall issue all securities, notes, instruments, certificates and other documents required to be issued by Core-Mark Newco pursuant to the Plan or this Confirmation Order, including, without limitation, the New Common Stock, which shall be distributed as provided herein or in the Plan. Core-Mark Newco shall execute and deliver such other agreements, documents and instruments as are necessary to effectuate the Plan.

      CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS AND CORPORATE ACTION

            AMENDED CERTIFICATE OF INCORPORATION AND BY-LAWS

            11. After the Effective Date, the Reorganized Debtors may, if necessary, reincorporate in their respective states of incorporation and file their Restated Certificates of Incorporation with the Secretary of State in the state in which they are incorporated. After the Effective Date, the Reorganized Debtors may, if necessary, amend and restate their Restated Certificates of Incorporation and other constituent documents as permitted by applicable law.

            FORMATION OF CORE-MARK NEWCO

            12. On or before the Effective Date, Core-Mark Newco, a Delaware corporation, shall be formed by certain of the Debtors' creditors or a nominee on their behalf. On or after the Effective Date, Core-Mark Newco and each of the Reorganized Debtors are authorized to enter into such transactions as are necessary or advisable to effectuate the reorganization outlined in section V.E of the Plan.

            DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS AND CORE-MARK
            NEWCO

            13. The principal officers of the Reorganized Debtors on the Effective Date will be the individuals who were the principal officers of the Debtors immediately prior to the Effective Date. The principal officers of Core-Mark Newco shall be the following: J. Michael Walsh, President and Chief Executive Officer; Henry Hautau, Vice President, Employee and Corporate Services and Assistant Secretary; Stacy Loretz-Congdon, Vice President, Treasurer and Assistant Secretary; Gregory P. Antholzner, Vice President, Finance and Control and Assistant Secretary; Basil P. Prokop, President, Canada Division; Tom Barry, Vice President, National Accounts and Retail Support; Gerald Bolduc, Vice President, Information Technology and Chief Information Officer; David W. Dresser, Vice President, Purchasing; Thomas Small, Vice President, Operations; Chris Walsh, Senior Vice President, Marketing and Sales,

Marketing; Tom Perkins, Vice President, U.S. Divisions; Scott McPherson, Vice President, U.S. Divisions; and Cyril Wan, Assistant Secretary.

            14. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial board of directors of Core-Mark Newco shall be the following: J. Michael Walsh (the Chief Executive Officer of Core-Mark Newco), Robert Allen (former executive of Core-Mark International, Inc.), Harvey Tepner (Compass SRP Associates LLP), Gary Colter (CRS Inc.), and Randolph I. Thornton. None of the directors is an "insider" under the terms of section 101(31) of the Bankruptcy Code, except for Mr. Walsh.

            15. Each director and officer shall serve from and after the Effective Date pursuant to the terms of Core-Mark Newco's and each of the other Reorganized Debtors' respective certificate of incorporation and other constituent documents.

            CORPORATE ACTION

            16. After the Effective Date, the adoption and filing, if necessary, of any of the Reorganized Debtors' Restated Certificates of Incorporation and Core-Mark Newco's Certificate of Incorporation, the approval of the Reorganized Debtors Restated By-laws, the approval of Core-Mark Newco's By-laws, the appointment of directors and officers for Core-Mark Newco, the adoption of the Management Incentive Plan, and all other actions contemplated hereby and in the Plan with respect to Core-Mark Newco and each of the Reorganized Debtors shall be authorized and approved in all respects (subject to the provisions hereof and in the Plan). All matters provided for herein and in the Plan involving the corporate structure of any Debtor, any Reorganized Debtor or Core-Mark Newco, and any corporate action required by any Debtor, Reorganized Debtor or Core-Mark Newco in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor, Reorganized Debtor or Core-Mark Newco. On the Effective Date, the Debtors are authorized and directed to enter into the Exit Financing Facility, the Tranche B Loan and the Management Incentive Plan and the appropriate officers of each Reorganized Debtor and Core-Mark Newco and members of the board of directors of each Reorganized Debtor and Core-Mark Newco are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor or Core-Mark Newco, including, but not limited to, the Exit Financing Facility, the Tranche B Loan and the Management Incentive Plan.

      EXIT FINANCING FACILITY AND TRANCHE B LOAN

            17. The Exit Financing Facility and Tranche B Loan are approved. In addition, (a) the terms and conditions of the Exit Financing Facility loan documents and the Tranche B Loan documents (collectively, the "Loan Documents") are approved and ratified as being entered into in good faith, providing the most favorable financing terms and being critical to the success and feasibility of the Plan, (b) on or prior to the Effective Date, the Borrowers (as defined in the Exit Financing Facility) are authorized to enter into the Exit Financing Facility, the Tranche B Loan and the other Loan Documents and to grant liens and security interests to the Agents thereunder (as defined in each of the Exit Financing Facility and the Tranche B Loan) in substantially all of their assets (except for any assets to be transferred to the PCT or the RCT pursuant to the Plan), and such documents, liens and security interests are approved, (c) all fees, costs and expenses paid or payable by the Borrowers in connection with or pursuant to the commitment letter and the Exit Financing Facility and in connection with or pursuant to the Tranche B Put Agreement and the Tranche B Loan are ratified and approved, and such payment is authorized, and (d) the commitment letter, the Tranche B Put Agreement and any or all other Loan Documents signed by the Debtors shall be binding and enforceable against the Borrowers upon and after the Effective Date as if executed and delivered by the Borrowers notwithstanding any provision in the Plan or the Confirmation Order to the contrary. The Debtors are authorized to take any and all action necessary for the Borrowers to enter into and finalize the Loan Documents without further court approval, provided that a final version of the Loan Documents are filed with the Court and made available to parties in interest.

      PCT

            18. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtors and the Committee will form the PCT to administer certain post-confirmation responsibilities under the Plan, including, but not necessarily limited to, those responsibilities associated with the pursuit and collection of the Litigation Claims and Causes of Action other than those which are RCT Assets and the reconciliation and payment of Claims, other than Reclamation Claims (except that reconciliation of Class 6(A) Claims of Reclamation Creditors, but not the payment of such Claims, shall be the responsibility of the RCT). The initial PCT Representative shall be Robert Kors (AEG Partners), and the initial Advisory Board of the PCT shall consist of the following: Robert Kors (AEG Partners); Randolph I. Thornton; Harvey Tepner (Compass SRP Associates LLP); Sandra Schirmang (Kraft Foods Inc.) and a Sankaty Advisors representative. The Post Confirmation Trust Agreement is approved, including, without limitation, the provisions of sections 1.14(a) and (b) and
2.5 (g) and (h) thereof.

      RCT

            19. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtors, the OCRC and the Committee will form the RCT to administer certain post-confirmation responsibilities under the Plan, including but not necessarily limited to those responsibilities associated with the pursuit and collection of the RCT Assets and payment of Reclamation Claims. The initial RCT Representative shall be Bernard A. Katz of J.H. Cohn, LLC, and the Advisory Board of the RCT shall consist of the following: John Burke, Nestle

USA, Inc.; Gary Grissom, S.C. Johnson & Son, Inc., Curtis Marshall, Sara Lee Corporation; Mark Pender, General Mills, Inc.; Patrick Murtha, Del Monte Corporation (alternate); and Tod Parker, Hershey Foods Corporation (alternate).

      COOPERATION AMONG CORE-MARK NEWCO, THE REORGANIZED DEBTORS, THE PCT AND THE RCT

            20. Core-Mark Newco and the Reorganized Debtors shall use their reasonable best efforts to cooperate with the PCT and the RCT to effectuate the resolution of Claims and accomplish the other duties and responsibilities of the PCT and RCT as set forth in the Plan, the PCT Agreement and the RCT Agreement. Such cooperation shall include, but not be limited to, making books and records relevant to Claims resolution available to the PCT and the RCT, as well as making employees available to provide necessary and relevant information to the PCT and the RCT, provided, however, that Core-Mark Newco and the Reorganized Debtors shall not be obligated to comply with any request that is unduly burdensome or that may include the release of confidential or proprietary information unless reasonable and appropriate safeguards for the confidential or proprietary information have been agreed to by Core-Mark Newco or the applicable Reorganized Debtor. Core-Mark Newco and the Reorganized Debtors shall reimburse
(a) the RCT for any cash proceeds which constitute RCT Assets collected by any of the Reorganized Debtors from and after March 23, 2004, or otherwise provided to Core-Mark Newco, and (b) the PCT for any cash proceeds which constitute PCT Assets collected by any of the Reorganized Debtors from and after the Effective Date, or otherwise provided to Core-Mark Newco.

      CREATION OF PROFESSIONAL FEE ESCROW ACCOUNT

            21. On or before the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account which shall be held by the PCT with the sum necessary for the purpose of paying all accrued and anticipated Professional Fees through the Effective Date.

DEBTORS' RETAINED CAUSES OF ACTION

            22. Except as otherwise provided in the Plan, Core-Mark Newco, the Reorganized Debtors, the PCT, and the RCT, as applicable, shall retain and be vested with all rights on behalf of the Debtors, Core-Mark Newco and the Reorganized Debtors to commence and pursue, as appropriate, in any court or other tribunal including, without limitation, in an adversary proceeding filed in one or more of the Debtors' Chapter 11 Cases, any and all Causes of Action, whether such Causes of Action accrued before or after the Petition Date, including, but not limited to, the actions specified in section VI.B of the Plan as well as those Causes of Action listed on Exhibit A of the Plan.

SETOFF/RECOUPMENT BY HOLDERS OF CLAIMS

            23. Notwithstanding anything contained in the Confirmation Order or the Plan to the contrary, the rights of Claim Holders to assert and exercise any setoff and/or recoupment rights that they may have under applicable law shall not be impaired by the Plan or the Confirmation Order and the Claim Holders may exercise any setoff and/or recoupment rights that they may have under applicable law after the Effective Date.

DISTRIBUTION RECORD DATE

            24. As of the close of business on the Distribution Record Date, the transfer register for all Claims maintained by the Debtors or their agents, except for the Claims based on the Old Notes, shall be closed, and there shall be no further changes in the record Holders of any such Claims. Moreover, the Reorganized Debtors shall have no obligation to recognize the transfer of any Claims occurring after the Distribution Record Date and shall be entitled for all purposes to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. There shall be no Distribution Record Date for Old Note Claims but the Effective Date shall be the Distribution Notification Date for the Holders of the Old Notes Claims.

SUBSTANTIVE CONSOLIDATION

            25. The substantive consolidation of the Debtors for the purpose of implementing the Plan, including for purposes of voting, confirmation and distributions to be made under the Plan, is approved. Accordingly, for purposes of implementing the Plan, (i) all assets and liabilities of the Debtors are deemed merged; (ii) any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors are deemed a single obligation of the consolidated Debtors,(5) and (iii) all Claims Filed or to be Filed in the Chapter 11 Cases of any of the Debtors are deemed Filed against the consolidated Debtors and are deemed an obligation of the consolidated Debtors.

DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

      SUBORDINATION

            26. The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in accordance with any contractual, legal and equitable subordination rights relating thereto, whether arising under contract, general principles of equitable subordination, section 510(b) of the Bankruptcy

-------------------------
(5) As such, Claims listed on Exhibit D, attached hereto, which assert identical Claims against multiple Debtors, shall be disallowed for all purposes, leaving one Claim for each respective Holder against the Debtors' estates, as set forth on Exhibit D hereto.

Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. This Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner, except to the extent, if any, otherwise provided for in the Plan.

      MUTUAL RELEASES BY RELEASEES

            27. ON AND AFTER THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICES OF THE RELEASEES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, EACH OF THE RELEASEES SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED ONE ANOTHER FROM ANY AND ALL CLAIMS (AS DEFINED IN
SECTION 101(5) OF THE BANKRUPTCY CODE), OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY CLAIMS THAT COULD BE ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT THE RELEASEES OR THEIR SUBSIDIARIES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER PERSON OR ENTITY, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AND PROVIDED THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE PCT REPRESENTATIVE AND THE RCT REPRESENTATIVE RESERVE THEIR RIGHTS TO BRING AVOIDANCE ACTIONS, COLLECT VENDOR DEDUCTIONS, OR ASSERT SETOFF, RECOUPMENT AND OTHER SIMILAR DEFENSES OR CLAIMS AGAINST MEMBERS OF THE COMMITTEE AND/OR THE OCRC WITH RESPECT TO THE DEBTORS' ORDINARY COURSE BUSINESS DEALINGS WITH SUCH COMMITTEE'S AND/OR OCRC'S MEMBERS.

      RELEASES BY HOLDERS OF CLAIMS

            28. ON AND AFTER THE EFFECTIVE DATE, EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH CLAIM HOLDER THAT HAS AFFIRMATIVELY VOTED TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY CLAIMS THAT COULD BE ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH CLAIM HOLDER WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO (w) THE PURCHASE OR SALE, OR THE RESCISSION OF A PURCHASE OR SALE, OF ANY SECURITY OF A DEBTOR, (x) A DEBTOR, A REORGANIZED DEBTOR OR CORE-MARK NEWCO, (y) THE CHAPTER 11 CASES OR (z) THE NEGOTIATION, FORMULATION AND PREPARATION OF THE PLAN, OR ANY RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS.

            29. ON AND AFTER THE EFFECTIVE DATE, EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH CLAIM HOLDER THAT HAS AFFIRMATIVELY VOTED TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE D&O RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES WHATSOEVER, INCLUDING ANY CLAIMS THAT COULD BE ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH CLAIM HOLDER WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO (w) THE PURCHASE OR SALE, OR THE RESCISSION OF A PURCHASE OR SALE, OF ANY SECURITY OF A DEBTOR,

(x) A DEBTOR, A REORGANIZED DEBTOR OR CORE-MARK NEWCO, (y) THE CHAPTER 11 CASES OR (z) THE NEGOTIATION, FORMULATION AND PREPARATION OF THE PLAN, OR ANY RELATED AGREEMENTS, INSTRUMENTS OR OTHER DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL AFFECT ONLY THOSE CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, REMEDIES AND LIABILITIES IN EXCESS OF THE AMOUNT OF THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE PROCEEDS, NET OF ALL DEFENSE COSTS AND FEES, ACTUALLY AVAILABLE IN CASH SO THE D&O RELEASEES DO NOT HAVE TO BEAR ANY COST TO PAY SUCH CLAIMS; AND PROVIDED FURTHER THAT THE PRECEDING LIMITATION ON RELEASES GIVEN TO DIRECTORS AND OFFICERS SHALL NOT APPLY TO THE CURRENT DIRECTORS AND OFFICERS OF THE DEBTORS WHO WILL SERVE AS DIRECTORS AND/OR OFFICERS OF CORE-MARK NEWCO OR ITS SUBSIDIARIES AFTER THE EFFECTIVE DATE.

      INDEMNIFICATION

            30. ALL D&O RELEASEES AND THEIR RESPECTIVE AFFILIATES, AGENTS AND PROFESSIONALS SHALL BE INDEMNIFIED FOR ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSE OF ACTION OR LIABILITIES WHETHER DIRECT OR INDIRECT, DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING OR PERTAINING TO THE DEBTORS, THE REORGANIZED DEBTORS, CORE-MARK NEWCO, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT THROUGH THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE POLICIES, UP TO A COLLECTIVE MAXIMUM EQUAL TO THE AMOUNT OF THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE PROCEEDS, NET OF ALL DEFENSE COST AND FEES, ACTUALLY PAYABLE IN CASH, TO PAY CLAIMS ASSERTED AGAINST THE D&O RELEASEES EXCEPT FOR CASES OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE; AND PROVIDED, HOWEVER, THAT THE PRECEDING LIMITATION ON

INDEMNIFICATION OF DIRECTORS AND OFFICERS SHALL NOT APPLY TO CURRENT DIRECTORS AND OFFICERS OF THE DEBTORS WHO WILL SERVE AS DIRECTORS AND/OR OFFICERS OF CORE-MARK NEWCO OR ITS SUBSIDIARIES AFTER THE EFFECTIVE DATE. THE DEBTORS WILL FUND THE PURCHASE OF TAIL LIABILITY COVERAGE UNDER THE DEBTORS' DIRECTORS AND OFFICERS INSURANCE POLICIES.

            31. The Plan and Confirmation Order shall not diminish or impair the enforceability of the D&O Policies. Likewise, the Plan and Confirmation Order shall not amend the terms of the D&O policies to expand coverage thereunder. Finally, nothing in the Plan or Confirmation Order shall impair the rights of the D&O Carriers, if any, to pursue rescission of the D&O Policies.

      EXCULPATION

            32. THE DEBTORS, THE REORGANIZED DEBTORS, CORE-MARK NEWCO, THE D&O RELEASEES, THE POST-PETITION LENDERS, THE TRANCHE B LENDERS, THE PRE-PETITION LENDERS, THE AGENTS, THE PRE-PETITION AGENT, THE OLD NOTES TRUSTEES, THE COMMITTEE, THE OCRC, THE PCT, THE POST CONFIRMATION ADVISORY BOARD, THE PCT REPRESENTATIVE, THE RCT, THE RCT ADVISORY BOARD AND THE RCT REPRESENTATIVE, AND THEIR MEMBERS, EMPLOYEES, AND PROFESSIONALS (ACTING IN SUCH CAPACITY) SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY PRE- OR POST-PETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR RELATED TO THE FORMULATION, NEGOTIATION, PREPARATION, DISSEMINATION, IMPLEMENTATION, ADMINISTRATION, CONFIRMATION OR OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN, THE DISCLOSURE STATEMENT OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER PRE-PETITION OR POST-PETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR IN CONTEMPLATION OF, RESTRUCTURING OF THE DEBTORS, EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

      DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS

            33. EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE PLAN: (1) THE RIGHTS AFFORDED HEREIN OR IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN OR IN THE PLAN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE AND RELEASE OF CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST ANY REORGANIZED DEBTOR OR ANY OF ITS RESPECTIVE ASSETS OR PROPERTIES, (2) ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST, AND EQUITY INTERESTS IN, ANY REORGANIZED DEBTOR SHALL BE SATISFIED, DISCHARGED AND RELEASED IN FULL AND (3) ALL PERSONS AND ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST ANY REORGANIZED DEBTOR, ITS SUCCESSORS OR ITS ASSETS OR PROPERTIES ANY OTHER OR FURTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE CONFIRMATION DATE.

      INJUNCTION

            34. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM (a) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ANY SUCH CLAIM OR EQUITY INTEREST AGAINST THE DEBTORS, THEIR ESTATES, CORE-MARK NEWCO OR THE REORGANIZED DEBTORS UNLESS A PREVIOUS ORDER MODIFYING THE STAY PROVIDED UNDER SECTION 362 OF THE BANKRUPTCY CODE WAS ENTERED BY THE COURT; (b) THE ENFORCEMENT, ATTACHMENT, COLLECTION OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS, THEIR ESTATES, CORE-MARK NEWCO OR THE REORGANIZED DEBTORS; AND (c) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS, THEIR ESTATES, CORE-MARK NEWCO OR THE REORGANIZED DEBTORS.

      POLICE AND REGULATORY POWERS

            35. Notwithstanding the foregoing, the releases, exculpation and injunction outlined herein shall be binding on the PBGC on the terms identified in section X.E of the Plan and shall not preclude a governmental entity from enforcing its police and regulatory powers.

RETENTION OF JURISDICTION

            36. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and sections 157 and 1334 of title 28 of the United States Code, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such exclusive jurisdiction over the Chapter 11 Cases and the Plan after the Effective Date, as legally permissible, including jurisdiction to:

            (i) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

            (ii) grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

            (iii) resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VIII.A of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed;

            (iv) ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions hereof;

            (v) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors;

            (vi) enter such orders as may be necessary or appropriate to implement or consummate and enforce the provisions hereof and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

            (vii) resolve any cases, controversies, suits or disputes that may arise in connection with the occurrence of the Effective Date, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

            (viii) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

            (ix) resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article XII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

            (x) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

            (xi) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

            (xii) enter an order and/or final decree concluding the Chapter 11 Cases.

MISCELLANEOUS PROVISIONS

      SETTLEMENTS

            BREWSTER DAIRY

            37. The escrow established in connection with the Order (I) Authorizing And Approving The Sale Of Real Estate And Personal Property Located Therein - 1501 S.E. 59th Street, Oklahoma City, Oklahoma, And (II) Resolving The Limited Objection Of Brewster Dairy, Inc. To Same" [D.I. 5771] shall be maintained by the PCT until such time as Brewster Dairy's Claim is reconciled by the PCT.

            CARROLLTON AND GARLAND SCHOOL DISTRICTS

            38. In acknowledgment of sections 32.01 and 32.05 of the Texas Property Tax Code, simple interest of 5% shall be paid on the Allowed Claims of the Carrollton-Farmers Branch Independent School District and the Garland Independent School District (collectively, the "School Districts"). Furthermore, such interest shall run from February 1, 2004, and the School Districts' liens on account of such Claims shall remain in full force and effect after the Confirmation Date.

            CIRCLE K STORES

            39. Circle K Stores, Inc. ("Circle K") and Core-Mark International ("Core-Mark") are parties to several agreements, including, but not limited to:
(i) that certain "Agreement To Design, Equip, Manage And Operate A Distribution Center" made as of November 3, 2000, as amended pre-petition (the "Management Agreement"); and (ii) that certain "Merchandise Distribution Agreement" made as of January 26, 2001 (the "Distribution Agreement", and together with the Management Agreement, the "Circle K Agreements"). The Debtors have sought to assume the Circle K Agreements under the Plan. As required by the Circle K Agreements and section 365(c)(1) of the Bankruptcy Code, Circle K consents to Core-Mark assuming the Circle K Agreements pursuant to this Plan. Circle K and the Debtors agree that Circle K's present consent to assumption is strictly limited to these Bankruptcy Cases and this Plan. Circle K's consent is without prejudice or waiver of Circle K's rights under the Circle K Agreements to refuse to accept performance from an entity other than Core-Mark International, Inc., or to refuse to consent to assumption under section 365(c) of the Bankruptcy Code in any future bankruptcy case or pursuant to any other proposed plan of reorganization.

            MIAMI-DADE TAX COLLECTOR

            40. The Miami-Dade Tax Collector shall have an Allowed Class 1(B) Claim in the amount of $101,282.01 and agrees that all other Claims it filed or will file in these Chapter 11 Cases have been paid or are otherwise expunged. The Miami-Dade Tax Collector shall retain its liens as authorized under state law through and after the Confirmation Date until its Allowed Claim is paid in full, and shall be treated equally with other Claim Holders in Class 1(B).

            LUBBOCK CENTRAL APPRAISAL DISTRICT

            41. In acknowledgment of section 32.01 and 32.05 of the Texas Property Tax Code and Debtors' liquidation of certain property within the jurisdiction of the Lubbock Central Appraisal District, the Debtors shall either allow or object to the Claims of the Lubbock Central Appraisal District within 180 days from the Effective Date. Furthermore, any Allowed Claim of the Lubbock Central Appraisal District shall be entitled to 5% simple interest beginning from the Petition Date, and any Allowed Claim shall be paid in full within 180 days from the Effective Date. Lubbock Central Appraisal District will retain their liens in the proceeds of the sales until its claims are satisfied in their allowed amount, plus interest as set forth herein.

            BELL COUNTY, COUNTY OF BRAZOS, ET AL., COUNTY OF DENTON, HENDERSON COUNTY, LONGVIEW ISD, CITY OF WACO AND WACO ISD

            42. The liens of Bell County, Country of Brazos, County of Denton, Henderson County, Longview Independent School District, City of Waco and Waco Independent School District (collectively, the "Counties") shall continue after the Confirmation Date, including with regard to post-petition taxes that may be due and owing. The PCT shall pay any post-petition taxes that may be due to the Counties in the ordinary course of business without the Counties being required to file a proof of Claim.

            XL SPECIALTY INSURANCE COMPANY

            43. Notwithstanding any provision of the Plan, the treatment of the claims of XL Specialty Insurance Company and OneBeacon Insurance Company (formerly known as CGU Insurance Company) (collectively "XL") under the Plan shall be in accordance with the terms set forth in the Order Resolving Motion of CGU Insurance Company, OneBeacon Insurance Company and XL Specialty Insurance Company (the "XL Order"), subject to the Court's entry of the XL Order. In the event that the XL Order is not entered, all of XL's objections to its treatment under the Plan shall be preserved and may be raised and adjudicated at any time within one year after confirmation of the Plan.

            DOMINO FOODS, INC.

            44. The Debtors shall pay to Domino Foods, Inc. ("Domino Foods") $65,280.00 on or before July 30, 2004, in satisfaction of Domino Food's Administrative Claim for goods delivered post-petition in the ordinary course of business. Except as set forth above, Domino Foods, the Debtors, the PCT and the RCT each reserve all rights, claims, counterclaims, defenses, actions, and Causes of Action, including without limitation the rights set out in Article VI and Article IX of the Plan.

            45. The payment by the Debtors of the $65,280 Administrative Claim to Domino Foods as set forth in paragraph 43 above shall be treated as the first distribution made by the PCT to the RCT.

            PBGC

            46. Notwithstanding anything to the contrary in this Order, the provisions as set forth in Article X.E of the Plan shall govern all issues with respect to the PBGC.

            ATLANTIC COAST WAREHOUSE DISTRIBUTORS

            47. Nothing contained in the Plan or Confirmation Order shall impair or preclude Atlantic Coast Warehouse Distributors from contesting any right of setoff asserted by the Debtors, the RTC, the PCT or Core-Mark Newco against the Claims of Atlantic Coast Warehouse Distributors nor shall anything in the Plan or Confirmation Order allow the Debtors, the RTC, the PTC or Core-Mark Newco (or any other responsible entity) to refuse to make payment to Atlantic Coast Warehouse Distributors on account of any Allowed Claim it may have following the Claims Objection Deadline.

            UNITED STATES

            48. Notwithstanding any other provision in the Plan or Confirmation Order, the claims, rights and interests of the United States shall be governed by applicable federal law. Notwithstanding any other provision in the Plan or Confirmation Order, unless the Allowed Administrative Claims of the United States are paid in full, in cash on the Effective Date, such Allowed Claims shall accrue interest at the applicable federal statutory rate from the Effective Date. In addition, no United States government agency that did not affirmatively vote in favor of the Plan shall be bound by the releases contained in Article XII.C of the Plan.

            CHEP USA

            49. The "Stipulation Regarding Limited Objection of CHEP USA to Confirmation of Debtors' and Official Committee of Unsecured Creditors' Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and its Filing Subsidiaries" is approved and incorporated as though fully set forth herein.

            JACKSON CAPITAL MANAGEMENT LLC

            50. The terms of the Stipulation between the Debtors and Jackson Capital Management LLC as filed are approved and incorporated as though fully set forth herein.

      EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATION ACTION

            51. Each of the Debtors and Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the securities issued pursuant hereto.

            52. Prior to, on or after the Effective Date (as appropriate), all matters provided for hereunder or in the Plan that would otherwise require approval of the shareholders or directors of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states where each of the Debtors is organized without any requirement of further action by the shareholders or directors of any Debtor or Reorganized Debtor.

      DISSOLUTION OF COMMITTEES

            53. The Committee and the OCRC shall be dissolved on the Effective Date, and their respective members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that after the Effective Date, the PCT shall pay the reasonable fees and expenses of the Committee's Professionals incurred in connection with winding up the Chapter 11 Cases, and the RCT shall pay the reasonable fees and expenses of the OCRC's Professionals incurred in conjunction with winding up the Chapter 11 Cases.

      PAYMENT OF STATUTORY FEES

            54. All fees payable pursuant to 28 U.S.C. Section 1930(a), as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

      MODIFICATION OF THE PLAN

            55. Subject to the limitations contained in the Plan, and except for a modification that would adversely impact Reclamation Creditors in a manner inconsistent with the Revised Term Sheet without the consent of the OCRC, after the entry of this Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, with the consent of the Committee or the PCT Advisory Board, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

      REVOCATION OF THE PLAN

            56. If the Effective Date does not occur by December 31, 2004, then
(a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), any assumption or rejection of executory contracts or unexpired leases effected thereby, and any document or agreement executed pursuant thereto, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

      SUCCESSORS AND ASSIGNS

            57. The rights, benefits and obligations of any Person or Entity named or referred to herein or in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

      SECTION 1146 EXEMPTION

            58. Pursuant to section 1146 (c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

      FURTHER ASSURANCES

            59. The Debtors, Reorganized Debtors, Core-Mark Newco and all Holders of Claims receiving distributions hereunder or in the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

REFERENCES TO PLAN PROVISIONS

            60. The failure specifically to include or to refer to any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

POST-CONFIRMATION NOTICES AND BAR DATES

      NOTICE OF ENTRY OF THE CONFIRMATION ORDER

            61. In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall give notice of the entry of this Confirmation Order, in substantially the form of Exhibit C annexed hereto (the "Notice of Confirmation"), by United States mail, first class postage prepaid, by hand, or by overnight courier service, to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors or the Reorganized Debtors, as applicable, mailed a Confirmation Hearing Notice that was returned marked "undeliverable as addressed," "moved, left no forwarding address" or "forwarding order expired," or similar reason, unless the

Debtors or Reorganized Debtors have been informed in writing by such person, or otherwise have actual knowledge, of that person's new address. To supplement the notice described in the preceding sentence, within fifteen days of the date of the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall publish a Notice of Confirmation once in the USA Today, The Wall Street Journal, The New York Times, The Globe and Mail, USA Today - Global Edition and The International Herald Tribune.

            62. Mailing and publication of the Notice of Confirmation in the time and manner set forth in the preceding paragraph shall constitute good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

      SECOND BAR DATE FOR REQUESTS FOR ADMINISTRATIVE CLAIMS

            63. All requests for administrative expenses pursuant to section 503 of the Bankruptcy Code that arose after October 31, 2003 that have not been paid as of the Effective Date must be filed with the Court within forty-five (45) after the Effective Date.

      SUBSTANTIAL CONTRIBUTION CLAIMS

            64. All requests by: (i) a professional not retained by the Debtors, the Committee or the OCRC under section 327 or 363 of the Bankruptcy Code that asserts a Claim for fees incurred after June 1, 2004, alleged to be beneficial or necessary towards completing of the Chapter 11 Cases as outlined in section 330 of the Bankruptcy Code and/or (ii) any other party that asserts a Claim for fees incurred after June 1, 2004 alleged to be for a substantial contribution under section 503(b) of the Bankruptcy Code, must be filed within forty-five
(45) days after the Effective Date.

      FINAL FEE APPLICATIONS

            65. Any Professional or other entity seeking an allowance, pursuant to sections 327, 328, 330, 331, 363, 503(b), 507(a)(1) and/or 1103 of the
Bankruptcy Code, of (i) an Administrative Claim or (ii) final compensation or reimbursement of expenses incurred on or before the Confirmation Date for professional services rendered to the Debtors or in connection with these cases ("Professional Fees and Expenses") shall file with the Court an application for allowance of such Administrative Claim or Professional Fees and Expenses (each, an "Application"), and serve a copy thereof on each of the following entities not later than forty-five (45) days after the Effective Date:

Co-counsel to the Debtors                 Co-counsel to the Debtors
Kirkland & Ellis LLP                      Pachulski, Stang, Ziehl, Young, Jones &
200 East Randolph Drive                   Weintraub P.C.
Chicago, Illinois 60601                   919 N. Market Street, Sixteenth Floor
Attn: Geoffrey A. Richards, Esq.          Post Office Box 8705
      and Janet S. Baer, Esq.             Wilmington, Delaware 19899-8705
                                          (Courier 19801)
                                          Attn: Laura Davis Jones, Esq.
                                                and Christopher J. Lhulier, Esq.

Counsel for the United States Trustee     Co-counsel for the Official Committee of
Office of the United States Trustee       Unsecured Creditors
844 N. King Street, Second Floor          Pepper Hamilton LLP
Wilmington, Delaware 19801                100 Renaissance Center
Attn: Joseph McMahon, Esq.                Detroit, Michigan 48243
                                          Attn: I. William Cohen, Esq.
                                                and Robert Hertzberg, Esq.

Co-counsel for the Official Committee of  Co-counsel for the Official Committee of
Unsecured Creditors                       Reclamation Creditors
Milbank, Tweed, Hadley & McCloy LLP       Klehr Harrison Harvey Branzburg & Ellers LLP
1 Chase Manhattan Plaza                   260 South Broad Street
New York, New York 10005                  Philadelphia, Pennsylvania 19102
Attn: Dennis Dunne, Esq.                  Attn: Morton R. Branzburg, Esq.
      and Paul S. Aronzon, Esq.

Co-counsel for the Official Committee of Reclamation
Creditors
Piper Rudnick LLP
6225 Smith Avenue
Baltimore, Maryland  21209-3600
Attn: Mark J. Friedman, Esq.

            66. Each Application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules of this Court, and shall set forth, among other things, in reasonable detail: (i) the name and address of the applicant; (ii) the nature of the Professional Fees and Expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Confirmation Date; (iii) the amount of the Professional Fees and Expenses requested; (iv) the amounts of Professional Fees and Expenses previously allowed by the Court, if any; and (v) the amount or amounts of payments made to date, if any, by the Debtors towards such allowed amount.

            67. All such applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Court. Any objection to the Claims of Professionals shall be filed on or before sixty (60) days after the later of (i) the date of the filing of the application for final compensation or (ii) forty-five (45) days after the occurrence of the Effective Date.

            68. No applications need be filed for compensation and reimbursement by a professional person for services rendered or expenses incurred on or after the Confirmation Date, or for professional persons acting on behalf of the agent for Exit Financing Facility, the Tranche B Loan, the Prepetition Credit Facility or the DIP Credit Facility, and such compensation and reimbursement may be paid by the Reorganized Debtors, Core-Mark Newco or the PCT, as applicable, in accordance with ordinary business practices and without order of the Court.

NON-MATERIAL CHANGES

            69. Without limiting the generality of the foregoing, and without the need for a further order or authorization of this Court, the Debtors, with the prior written consent of the Committee or the PCT Advisory Board, shall be authorized and empowered to make non-material modifications to the exhibits to the Plan as may be reasonably necessary.

AUTHORIZATION TO CONSUMMATE

            70. The Debtors are authorized to consummate the Plan at any time after the entry of this Order, subject to satisfaction or waiver of the conditions precedent to the Effective Date set forth in Article XI of the Plan.

FINAL ORDER

            71. This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

            IT IS SO ORDERED.

Wilmington, Delaware
Dated:  July 26, 2004

                                            /s/ Mary F. Walrath
                                            ----------------------
                                            Honorable Mary F. Walrath
                                            Chief United States Bankruptcy Judge